Date: June 15, 2001

To: Sheikh Mohammed AL Rashid
      P.O. Box 5490
     Jeddah 21422
     Kingdom of Saudi Arabia

Subject: Term sheet of M/s Sonic Jet Performance, Inc. for Sheikh Mohammed AL Rashid

Loan $600,000 of Sheikh Mohammed AL Rashid will be converted as under:

1.   Note Payable (Total cash borrowed so far)                    $600,000
     This loan will be converted at one share for every $1.25.

2. Interest on loans will be calculated @10% pa up to December 31, 2000. This will be converted at one share for every $1.25.

3. Sheikh Mohammed AL Rashid will not release UCC 1 till the registration of converted shares is complete and the equity fund amounting to $500,000 is received from Investors. Upon the registration Sonic Jet Performance will have the right to request the cancellation of UCC 1.
4. All the loan agreements between Sheikh Mohammed AL Rashid and Sonic Jet Performance, Inc. dated November 24, 1999 and after and not limited to all prior agreements and amendments will be canceled and replaced, which will be superseded by this term sheet as part of this attachment as issued by Capitol Investment Group, LLC. All the promissory notes issued with respect to the above loans and agreements will become void.

5. The Company is obligated to issue 144D stock immediately for the above settlement. The Company will forward legal opinion with 144D stock attached to it. 144D stock issued for this settlement will be registered for trading. Without these 144D stock and legal opinion this agreement is null and void.

agreed by :

Sheikh Mohammed AL Rashid     : _______________________________________


Albert Mardikian              :________________________________________
Interim CEO
Sonic Jet Performance, Inc.

Madhava Rao Mankal            :_______________________________________
Secretary/CFO
Sonic Jet Performance, Inc.